Amendment No. 1

This Amendment No. 1 is made to the Executive Service Agreement dated June 28, 2007 between Morria Biopharmaceuticals PLC and Joseph V. Bondi (the “ESA”). Capitalized terms used herein without definition shall have the meanings assigned thereto in the ESA.

WHEREAS Morria and the Executive mutually agree to temporary restructuring of the Salary payable to the Executive under Section 6 of the ESA.

NOW THEREFORE, the parties agree as follows:

1.      Section 6.1 of the SEA is hereby amended by inserting in the second line thereof after the words “per month of his employment” the words “other than for the six months of March, April, May, June, July, and August of 2009 for which four months a Salary of $1.00 (one Dollar) per each of such six months shall be paid to the Executive”.

2.       Section 6.4 of the SEA shall be amended by adding after the number “20,475” the following "and an additional 5,000 shares from the ESOP per month for each of March, April, May, June, July and August of 2009".

3.       No other changes are hereby made to the SEA.

Signed this 27 day of May, 2009.

MORRIA BIOPHARMACEUTICALS PLC		Joseph V. Bondi

By:	/s/ Yuval Cohen	/s/ Joseph V. Bondi
Yuval Cohen
Title: President

By:
Mark S. Cohen
Title: Director